                                                                   EXHIBIT 99.1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information is provided to facilitate increased understanding of the 1994, 1993 and 1992 consolidated financial statements and accompanying notes of Panhandle Eastern Corporation
         (PEC) and subsidiaries (the Company). The discussion of the Company's Operating Environment and Outlook addresses key trends and future plans. Material period-to-period variances in the consolidated income statement are discussed under Results of Operations. The Capital Resources, Liquidity and Financial Position section analyzes cash flows and financial position. Throughout these discussions, management addresses items that are reasonably likely to materially affect future liquidity or earnings.

OPERATING ENVIRONMENT AND OUTLOOK

         1994 was the first full year of restructured services under FERC (Federal Energy Regulatory Commission) Order 636 for the Company's four interstate natural gas pipelines--Texas Eastern Transmission Corporation (TETCO), Algonquin Gas Transmission Company (Algonquin), Panhandle Eastern Pipe Line Company (PEPL) and Trunkline Gas Company (Trunkline).

                 As a result of Order 636, all traditional pipeline sales services ceased by the fourth quarter of 1994 when Trunkline's unbundled sales contracts expired. In addition, the straight fixed-variable (SFV) rate design required by Order 636 has resulted in pipeline earnings generally being more evenly distributed throughout the year. The Company's pipelines continue to offer selective discounting to maximize revenues from existing capacity.

                 During the third quarter of 1994, TETCO implemented a FERC-approved settlement that resolved regulatory issues related primarily to Order 636 transition costs and a number of other issues related to services prior to Order 636. This settlement and other Order 636 transition issues are further discussed under Capital Resources, Liquidity and Financial Position.

                 In December 1994, the Company merged with Associated Natural Gas Corporation (Associated). Associated is engaged in the purchasing, gathering, processing and intrastate transportation of natural gas, natural gas liquids (NGLs) and crude oil, as well as the marketing of those products to industrial end-users, local distribution companies, liquid petroleum gas wholesalers, retailers and refiners. The merger has been accounted for under the pooling of interests method of accounting for a business combination and, accordingly, PEC's consolidated financial statements have been restated to include the accounts of Associated.

                 Under terms of the merger with Associated, the Company exchanged 28.4 million shares of its common stock for 100% of Associated's outstanding common stock. The Company expects minor dilution to 1995 earnings per share as a result of the transaction.

                 The merger with Associated resulted from growth opportunities created by the post-Order 636 environment, which were assisted during the second quarter of 1994 when FERC announced it would not exercise jurisdiction over natural gas gathering activities operated separately from natural gas pipeline activities. Prior to this announcement, regulated providers of natural gas gathering, processing, storage and marketing services had been at a competitive disadvantage to service providers not regulated by FERC.

                                    (GRAPH)

                 The market and supply services segment generated 63% of the Company's total consolidated revenues in 1994. This segment should continue to contribute the majority of the Company's revenues as it expands in the future.

                 The Company's expansion into market and supply services was also enhanced by the purchases of the Winnie Pipeline and Spindletop Storage facilities and of another southeast Texas pipeline segment during 1994. The Company plans to further expand its infrastructure in this region during 1995. Significant progress was also made during 1994 toward expanding the interstate natural gas pipeline network to provide firm transportation service to new customers and toward developing new services. See further discussion of capital expenditures under Investing Cash Flow.

                 The changing environment resulting from the restructuring of the natural gas industry has spurred some industry consolidations and additional growth opportunities for the Company, particularly in the market and supply services segment. The Company plans to pursue strategic opportunities that emerge via joint ventures, major projects and acquisitions.

RESULTS OF OPERATIONS

         The Company reported 1994 consolidated net income of $225.2 million, or $1.51 per share. This compares with consolidated net income in 1993 of $171.6 million, or $1.21 per share, and $202 million, or $1.50 per share, in 1992.

                 The continued strong performance of the natural gas pipeline segment and reduced interest expense helped the Company achieve a 31% increase in net income in 1994 as compared to 1993.

         OPERATING INCOME ANALYSIS

         CONSOLIDATED OPERATING INCOME BY SEGMENT

                                                   1994              1993               1992
         Millions                                              (as restated)(1)   (as restated)(1)
         -----------------------------------------------------------------------------------------
         Gas Transmission
            TETCO                                  $264.8           $182.0(2)          $277.8
            Algonquin                                65.9             56.0               47.9
            PEPL                                    145.6            119.8              101.3
            Trunkline                                47.7             53.3               49.7(3)
            Other                                     5.4              4.9                5.9
                                                   -----------------------------------------------
            Total                                   529.4            416.0              482.6
                                                   -----------------------------------------------
         Market and Supply Services
            Field Services                           61.1             62.3               50.4
            Gas Services                             13.7             10.9                9.0
                                                   -----------------------------------------------
            Total                                    74.8             73.2               59.4
                                                   -----------------------------------------------
         Parent and Other                           (18.9)(4)          2.6              106.5(3)
                                                   -----------------------------------------------
         Total Operating Income                    $585.3           $491.8             $648.5
         =========================================================================================

         (1)     Restated to reflect the merger with Associated.

         (2) Includes a $100 million charge reflecting TETCO's settlement of Order 636 implementation and other issues.

         (3) Includes earnings for the liquefied natural gas (LNG) project settlement of $88.6 million ($19.9 million-Trunkline, $68.7 million-LNG project).

         (4)     Includes nonrecurring merger costs of $16.2 million.

                 Although the rate of inflation in the United States has been relatively low in 1994 and recent years, its potential impact should be considered when analyzing historical financial information. Under the ratemaking process applicable to regulated portions of the Company's business, recovery of plant costs through depreciation and the allowed return on plant investment is limited to historical cost, which is significantly less than current replacement cost.

         NATURAL GAS TRANSMISSION

         Operating income from the natural gas transmission segment totaled $529.4 million in 1994, representing a $113.4 million increase from 1993's operating income, which was $66.6 million lower than 1992 results.

                 The natural gas transmission segment has experienced declining revenue over the last three years due to the elimination of merchant services, resulting in an 86% decrease in gross sales revenue and a related reduction in cost of natural gas sold. This revenue reduction has been partially offset by increases in revenues from transportation and storage services, as well as reduced expenses for gas purchases and other sales-related costs.

                                    (GRAPH)

                 TETCO, Algonquin, PEPL and Trunkline are subject to the accounting requirements of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, certain costs have been deferred as regulatory assets for amounts recoverable from customers, including costs related to environmental matters, Order 636 transition, take-or-pay, certain employee benefits and early retirement of debt.

         TEXAS EASTERN TRANSMISSION CORPORATION


         $ Millions                                1994              1993               1992
         --------------------------------------------------------------------------------------
         Transportation Revenue                   $719.2            $574.3              $391.2
                                                  ---------------------------------------------
         Sales Revenue                                --             225.8               559.8
         Gas Purchased                                --              96.2               214.5
                                                  ---------------------------------------------
            Net Sales Revenue                         --             129.6               345.3
         Storage and Other Revenue                 107.5             105.5               132.5
                                                  ---------------------------------------------
         TOTAL NET REVENUES                        826.7             809.4               869.0
         Operating Expenses                        420.8             486.6               455.1
         Depreciation and Amortization             141.1             140.8               136.1
                                                  ---------------------------------------------
         OPERATING INCOME                         $264.8            $182.0              $277.8
         --------------------------------------------------------------------------------------
         VOLUMES (BCF)(1)
         Market-area Transports                    1,014               927                 770
         Sales                                        --                33                  97
                                                  ---------------------------------------------
            Total Market Area                      1,014               960                 867
         Supply-area Transports                      141               118                 154
                                                  ---------------------------------------------
         Total Deliveries                          1,155             1,078               1,021
         ======================================================================================

         (1)     Billion cubic feet

                 Operating income for this pipeline increased $82.8 million in 1994 as compared with 1993. Operating income in 1993 included a charge of $100 million for the FERC-approved settlement that resolved issues related primarily to Order 636 transition costs and bundled merchant services. This increase was partially offset by reduced interruptible transportation revenues. During 1994, the percentage of TETCO's throughput related to firm transportation contracts was 85%, versus 68% in 1993.

                 The $17.3 million increase in net revenues in 1994 compared with 1993 was primarily attributable to transition cost recoveries, net of the reduction in interruptible transportation revenues. These transition cost recoveries were offset by related increases in expenses in 1994.

                 TETCO's 1993 operating income increased $4.2 million as compared with 1992, excluding the transition cost provision. This increase resulted from revenues related to incremental projects which were placed in service in late 1992.

         ALGONQUIN GAS TRANSMISSION COMPANY

         $ Millions                                1994              1993               1992
         --------------------------------------------------------------------------------------
         Transportation Revenue                   $132.0            $109.9              $ 80.5
                                                  ---------------------------------------------
         Sales Revenue                                --              59.6               205.9
         Gas Purchased                                --              46.8               170.6
                                                  ---------------------------------------------
            Net Sales Revenue                         --              12.8                35.3
         Storage and Other Revenue                  12.4              13.0                20.8
                                                  ---------------------------------------------
         TOTAL NET REVENUES                        144.4             135.7               136.6
         Operating Expenses                         54.5              56.9                68.0
         Depreciation and Amortization              24.0              22.8                20.7
                                                  ---------------------------------------------
         OPERATING INCOME                         $ 65.9            $ 56.0              $ 47.9
         --------------------------------------------------------------------------------------
         VOLUMES (BCF)
         Market-area Transports                      279               236                 237
         Sales                                        --                 2                  20
                                                  ---------------------------------------------
         Total Deliveries                            279               238                 257
         ======================================================================================

                 Algonquin's 1994 operating income rose $9.9 million from 1993. This increase reflected an $8.7 million rise in net revenues including $8 million related to the settlement of a prior-year rate case and certain other regulatory issues. Net revenues generated from new incremental projects more than offset revenue declines related to restructured services. During 1994, 88% of Algonquin's throughput was related to firm contracts, compared with 55% in 1993.

                 Algonquin's operating income increased $8.1 million, or 17%, comparing 1993 with 1992. The increase was primarily a result of higher transportation revenues related to incremental market projects and increased demand revenue.

         PANHANDLE EASTERN PIPE LINE COMPANY

         $ Millions                                1994              1993               1992
         --------------------------------------------------------------------------------------
         Transportation Revenue                   $315.3            $276.8              $252.8
                                                  ---------------------------------------------
         Sales Revenue                                --              98.7               273.7
         Gas Purchased                                --              42.7               172.8
                                                  ---------------------------------------------
           Net Sales Revenue                          --              56.0               100.9
         Storage and Other Revenue                  72.5              54.9                15.1
                                                  ---------------------------------------------
         TOTAL NET REVENUES                        387.8             387.7               368.8
         Operating Expenses                        215.4             237.4               228.5
         Depreciation and Amortization              26.8              30.5                39.0
                                                  ---------------------------------------------
         OPERATING INCOME                         $145.6            $119.8              $101.3
         --------------------------------------------------------------------------------------
         VOLUMES (BCF)
         Market-area Transports                      579               538                 584
         Sales                                        --                22                  62
                                                  ---------------------------------------------
           Total Market Area                         579               560                 646
         Supply-area Transports                       41                43                  60
                                                  ---------------------------------------------
         Total Deliveries                            620               603                 706
         ======================================================================================

                 PEPL's 1994 operating income increased $25.8 million over 1993, reflecting increased firm transportation contracts (including several new long-term contracts), the partial resolution of several prior-year regulatory and gas supply issues, as well as reduced expenses. These improvements were partially offset by the impact of the elimination of seasonal rates effective May 1, 1993.

                 Contributing to the transportation revenue increase in 1994 as compared with 1993 was $21.1 million related to the partial resolution of two prior-year regulatory proceedings. Operating expenses decreased primarily as a result of cost containment efforts and the 1994 reversal of $13.4 million of provisions established for regulatory and gas supply matters that were partially resolved.

                 PEPL's operating income increased $37.3 million comparing 1993 with 1992, excluding an $18.8 million benefit in 1992 for the settlement of a prior-year regulatory proceeding. This increase primarily resulted from rate changes in May 1993 which generated higher revenues during the summer season. The sale of the Wattenberg system in the first quarter of 1993 resulted in a reduction in 1993 depreciation expense and throughput. In addition, 1992 throughput included the sale of natural gas storage inventories in preparation for implementation of Order 636.

         TRUNKLINE GAS COMPANY

         $ Millions                                1994              1993               1992
         --------------------------------------------------------------------------------------
         Transportation Revenue                   $166.2            $138.7              $114.8
                                                  ---------------------------------------------
         Sales Revenue                             177.9             293.4               318.8
         Gas Purchased                             177.9             238.6               211.8
                                                  ---------------------------------------------
           Net Sales Revenue                          --              54.8               107.0
         Storage and Other Revenue                   9.9              10.0                34.7
                                                  ---------------------------------------------
         TOTAL NET REVENUES                        176.1             203.5               256.5
         Operating Expenses                        106.8             128.5               175.6
         Depreciation and Amortization              21.6              21.7                31.2
                                                  ---------------------------------------------
         OPERATING INCOME                         $ 47.7            $ 53.3              $ 49.7
         --------------------------------------------------------------------------------------
         VOLUMES (BCF)
         Market-area Transports                      434               389                 351
         Sales(*)                                     --                66                  94
                                                  ---------------------------------------------
           Total Market Area                         434               455                 445
         Supply-area Transports                       97               147                 136
                                                  ---------------------------------------------
         Total Deliveries                            531               602                 581
         ======================================================================================

         (*) Excludes 89 Bcf and 41 Bcf for 1994 and 1993, respectively, which are reported as transports.

                 Operating income for Trunkline was $47.7 million in 1994. The $5.6 million decrease compared with 1993 was primarily attributable to reduced interruptible transportation revenues and volumes in the supply area.

                 Trunkline's sales revenues have diminished as a result of the expiration of its unbundled sales contracts on October 31, 1994, as well as a $15.5 million rate settlement benefit recognized in 1993. The effect of the rate settlement was partially offset by a $13 million charge related to a fixed-price gas sales contract which expired in 1994. During 1993, the Company purchased natural gas futures, options and swaps to mitigate the financial impact of its unbundled sales contracts.

                 Trunkline's 1993 operating income rose $3.6 million as compared with 1992. In November 1992, Trunkline implemented a new rate structure that generated a 21% increase in 1993 transportation revenues. This increase was partially offset by 1992 earnings related to the liquefied natural gas (LNG) project settlement. As a result of the settlement, 1992 revenues included earnings of $19.9 million and 1993 expenses decreased by $56.6 million.

         MARKET AND SUPPLY SERVICES

         Operating income for the market and supply services segment in 1994 was $74.8 million, representing 13% of consolidated operating income for the year. Associated's operations, merged with the Company in 1994, more than doubled the operating income of the Company's market and supply services segment in 1992, 1993 and 1994.

                 In addition to providing gathering, processing and storage services, this segment also markets natural gas and petroleum products. This marketing activity generates significant revenue related to the cost of the product sold. The financial information in the accompanying tables identifies the revenues, net of product costs, related to both the field services and gas services operations.

                                    (GRAPH)

                 RISK MANAGEMENT. The Company manages the risk associated with market fluctuations in the price and transportation costs of natural gas and petroleum products through commodity futures, swaps and options. The Company's market exposure arises from inventory balances and fixed-price purchase and sale commitments that extend for periods of up to 24 months which are entered into to support the Company's marketing and supply activities. The Company's general strategy is to hedge fixed-price commitments with commodity futures, swaps and options; however, net open positions can occur in the ordinary course of business. In conjunction with the hedging activities, the Company also engages in limited trading of such instruments. The Company adheres to policies which limit its exposure to market risk from open positions and monitors daily its exposure from open positions.

                 New York Mercantile Exchange (Exchange) traded futures and option contracts are guaranteed by the Exchange and have nominal credit risk. On all other transactions, the Company is exposed to credit risk in the event of nonperformance by the counterparties. For each counterparty, the Company analyzes the credit positions prior to entering into an agreement and establishes credit limits.

         FIELD SERVICES

         $ Millions                                1994              1993               1992
         --------------------------------------------------------------------------------------
         Revenue                                  $1,310.4         $1,129.6             $853.9
         Products Purchased                        1,111.6            953.0              704.2
                                                  ---------------------------------------------
           NET REVENUE                               198.8            176.6              149.7
         Operating Expenses                          107.4             92.2               78.9
         Depreciation and
           Amortization                               30.3             22.1               20.4
                                                  ---------------------------------------------
         OPERATING INCOME                         $   61.1         $   62.3             $ 50.4
         --------------------------------------------------------------------------------------
         VOLUMES
         Natural Gas Gathered/
           Processed (Bcf/d)(1)                        1.6              1.4                1.2
         Natural Gas Marketed (Bcf/d)                  0.4              0.2                0.1
         NGLs Production
           (thousand barrels/day)                       49               42                 33
         Helium Production (MMcf/d)(2)                 1.9              1.8                1.5
         Crude Oil and Natural Gas
           Liquids Pipeline Volumes
           (thousand barrels/day)                       68               36                 13
         ======================================================================================

         (1) Billion cubic feet per day
         (2) Million cubic feet per day

                 Operating income for field services was down slightly in 1994 from 1993. Higher revenues from increased volumes and higher crude oil margins were offset by higher depreciation expense resulting from certain acquisitions. The rise in volumes related to a 14% growth in natural gas gathered/processed, increased crude oil and NGL pipeline volumes, and higher NGL production. NGL production in 1994 included a full year of operations at the Oklahoma Hillsboro plant as well as increases at the National Helium plant and the Weld County, Colorado facility. These increases were partially offset by lower NGL prices in 1994 as compared with 1993.

                 Field services operating income increased from $50.4 million in 1992 to $62.3 million in 1993, attributable to increases in natural gas system supply, crude oil pipeline volumes, and NGL and helium production. The 1993 acquisitions of the Oklahoma Osage and Glenpool systems, and construction of the Hillsboro natural gas processing plant, contributed to the increased volumes.

         GAS SERVICES

         $ Millions                                1994              1993               1992
         --------------------------------------------------------------------------------------
         Revenue                                $1,644.3          $1,323.0              $798.5
         Gas Purchased                           1,587.3           1,275.3               745.1
                                                -----------------------------------------------
           NET REVENUE                              57.0              47.7                53.4
         Operating Expenses                         40.3              34.2                41.7
         Depreciation and
           Amortization                              3.0               2.6                 2.7
                                                -----------------------------------------------
         OPERATING INCOME                       $   13.7          $   10.9              $  9.0
         --------------------------------------------------------------------------------------
         Natural Gas Marketed (Bcf/d)                2.7               2.1                 1.7
         ======================================================================================

                 Operating income increased $2.8 million in 1994 from 1993 as volumes aggregated and marketed rose 29%. The growth in volumes was attributable to increased activity in the Midwest, as well as the expanding operations of Associated's subsidiary, Grand Valley Gas Company (Grand Valley), a natural gas marketing company with a marketing emphasis in the western United States and Canada.

                 Operating income increased 21% from 1992 to 1993 as volumes aggregated and marketed exceeded 2 Bcf/d in 1993.

         OTHER

         LNG PROJECT. Operating income for the LNG Project decreased $6.6 million in 1994 compared to 1993. This decrease was primarily the result of lower LNG tanker charter revenues.

                 The LNG Project's operating income decreased $98.3 million in 1993 compared to 1992, primarily resulting from earnings attributable to the LNG project settlement in 1992. As a result of this settlement, one-time earnings of $68.7 million were recorded in 1992 and future minimum bill revenue from Trunkline was eliminated effective in the fourth quarter of 1992. In 1993, results benefited from the chartering of the Company's second LNG tanker in the last quarter.

                 ELIMINATIONS. Included in the amounts outlined above are intercompany transactions that do not impact consolidated operating income.

                 OTHER INCOME AND DEDUCTIONS. The decrease of $34.9 million in net other income in 1994 compared with 1993 was primarily the result of a $48.2 million gain on the sale of a partial interest in Northern Border Pipeline Company (Northern Border) in 1993 and resulting lower equity in earnings from Northern Border in 1994. In addition, 1994 results include the write-off of costs expended on the Liberty Pipeline Project. Partially offsetting the declines were $23 million in higher earnings from National Methanol Company, reflecting higher methanol margins during 1994.

                 The increase of $84.8 million in net other income in 1993 compared with 1992 was primarily the result of the $48.2 million gain on the sale of a partial interest in Northern Border in 1993 and nonrecurring charges in 1992 related to the sale or write-down of certain assets. Also contributing to the increase were higher earnings from investments in affiliates and interest income earned on the LNG project settlement receivables prior to the sale of these receivables in the second and third quarters of 1993.

                 INTEREST EXPENSE. Consolidated interest expense decreased $37.5 million in 1994 compared with 1993. This reduction reflected the effects of lower interest rates and reduced average debt balances outstanding between 1994 and 1993. Proceeds from the sale of assets and common stock were used for the early retirement of four issues of relatively high-interest debt in the last nine months of 1993. Also contributing to the decrease was interest on customer refunds in 1993.

                                    (GRAPH)

                 Consolidated interest expense decreased $42.2 million comparing 1993 with 1992, excluding a $17.5 million benefit recognized in 1992 related to the LNG project settlement. The decrease reflects reduced interest and other expenses related to lower average debt balances.

                 INCOME TAX. The effective tax rates for 1994, 1993 and 1992 differed from the statutory federal income tax rates primarily because of the effect of state income taxes.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL POSITION

         OPERATING CASH FLOW

                                                           Years Ended December 31
                                                   1994              1993               1992
         Millions                                               (as restated)       (as restated)
         ----------------------------------------------------------------------------------------
         Net Cash Flows Provided by
           Operating Activities                   $448.0            $769.5              $147.6
         ----------------------------------------------------------------------------------------

                 HISTORICAL ANALYSIS. After implementation of the SFV rate design required by Order 636 and the resulting termination of seasonal rates, historical first and fourth quarter seasonal variances in financial results for natural gas transmission operations have diminished. In addition to reduced seasonal variances, the SFV rate design and the Order 636 environment have mitigated revenue fluctuations such as those caused by interruptible transportation service.

                 Operating cash flows decreased $321.5 million from 1993 to 1994. This decrease reflected the 1993 sales of inventory and $173.5 million of LNG project settlement receivables, along with net cash outflows related to transition cost payments and recoveries. These decreases were partially offset by lower interest costs in 1994.

                 The $621.9 million increase in operating cash flows from 1992 to 1993 primarily resulted from the 1993 sales of the LNG project settlement receivables, sales of natural gas inventory and collections of purchased gas costs. Also contributing to the increase were 1992 payments for a TETCO rate refund of $170 million.

                 ORDER 636 TRANSITION COSTS. With implementation of Order 636 and the resulting elimination of pipeline merchant services, the Company's natural gas pipelines are incurring certain costs related to transition, primarily TETCO's gas purchase contract commitments. At December 31, 1994, the Company's gross commitments under gas purchase contracts that do not contain market-sensitive pricing provisions were approximately $160 million, $95 million, $70 million, $55 million and $25 million for the years 1995 through 1999, respectively, with no significant amounts thereafter. These estimates reflect significant assumptions regarding deliverability and escalation clauses.

                                    (GRAPH)

                 On August 1, 1994, TETCO implemented a FERC-approved settlement that resolved regulatory issues related primarily to Order 636 transition costs and a number of other issues related to services prior to Order 636. TETCO's final and nonappealable settlement provides for the recovery of certain transition costs through volumetric and reservation charges through the year 2002. Pursuant to the settlement, TETCO will absorb a certain portion of the transition costs, the amount of which is dependent upon natural gas prices and deliverability levels. In December 1993, the Company established an additional provision of $100 million ($60.2 million after tax) to reflect the impact of the settlement. PEPL's and Trunkline's transition cost recoveries, which are subject to certain challenges pending before FERC, will occur over the next three years.

                 During the following two to three years, above-market gas purchase contract payments by the pipelines are expected to exceed transition cost collections from customers. Net cash receipts related to transition costs are expected to occur in periods beyond 1996 or 1997. Cash requirements related to transition costs will be funded by cash from operations and/or available credit facilities.

                 At December 31, 1994 and 1993, the Company's interstate pipelines had recorded approximately $35 million and $300 million
         (1994), and $25 million and $365 million (1993) of current and long-term regulatory assets, respectively, representing transition costs incurred or estimated to be incurred that will be recovered from customers. At December 31, 1994 and 1993, the Company had recorded estimated current and long-term liabilities related to Order 636 transition costs of approximately $125 million and $105 million (1994), and $100 million and $290 million (1993), respectively. In addition, the Company refunded $84 million in December 1994 pursuant to certain provisions of TETCO's settlement.

                 The Company believes the exposure associated with gas purchase contract commitments and the termination of the Company's pipeline merchant services are substantially mitigated by transition cost recovery pursuant to TETCO's settlement, Order 636 and other mechanisms.

                 ENVIRONMENTAL MATTERS. TETCO is currently conducting PCB (polychlorinated biphenyl) characterization (assessment) and cleanup programs at certain of its compressor station sites under conditions stipulated by a U.S. Consent Decree and agreements reached with certain states. Work provided for by the Consent Decree and state agency agreements is expected to continue until 2000. The cleanup programs are not expected to interrupt or diminish TETCO's operational ability to deliver natural gas to customers.

                 At December 31, 1994 and 1993, TETCO had recorded current and long-term liabilities of $56.4 million and $289.1 million (1994) and $93 million and $298.7 million (1993), respectively, for remaining estimated cleanup costs. These cost estimates represent gross cleanup costs expected to be incurred by TETCO, have not been reduced by customer or insurance recoveries and do not include fines, penalties or third-party claims. TETCO is recovering 57.5% of cleanup costs in rates pursuant to a stipulation and agreement approved by FERC in 1992. At December 31, 1994 and 1993, TETCO had recorded current and long-term regulatory assets of $18.6 million and $177.1 million (1994) and $31.1 million and $196.3 million (1993), respectively, representing costs to be recovered from customers.

                 In addition, the Company has identified environmental contamination at up to 53 sites on the PEPL and Trunkline systems and is undertaking remediation (cleanup) programs at these sites. The contamination resulted from the past use of lubricants containing PCBs and the prior use of wastewater collection facilities and other on-site disposal areas. Soil and sediment testing, to date, has detected no significant off-site contamination. The Company has communicated with the Environmental Protection Agency (EPA) and appropriate state regulatory agencies on these matters. The environmental cleanup programs are expected to continue until 2002.

                 At December 31, 1994 and 1993, the Company had recorded liabilities of $70 million and $33 million, respectively, relating to PEPL and Trunkline PCB, wastewater and disposal area cleanup programs and had recorded regulatory assets of $82.4 million and $33 million, respectively, representing costs to be recovered from customers.

                 The Company believes it will be able to fund the TETCO, PEPL and Trunkline PCB and other cleanup costs from customer recoveries and other cash flows.

                 LITIGATION. In connection with a rupture and fire that occurred on TETCO's 36-inch natural gas pipeline on March 23, 1994 in Edison, New Jersey, numerous lawsuits have been filed against the Company and other defendants in the Superior Court of New Jersey, Middlesex County, on behalf of hundreds of individuals seeking unspecified compensatory damages for personal injuries and property losses, as well as punitive damages. Currently, the parties are engaged in the discovery process. The Company has also been contacted by attorneys claiming to represent hundreds of additional individuals with unspecified claims against the Company. In addition, Quality Materials, Inc., the owner of the asphalt plant located at the site of the rupture, has filed suit in the U.S. District Court for the District of New Jersey against TETCO seeking to recover unspecified property damages, lost income and punitive damages. TETCO has filed a counterclaim against Quality Materials, Inc.

                 The findings of an investigation of the incident by the Company and the National Transportation Safety Board (NTSB) indicate third-party damage to be the cause of the rupture. Additionally, an NTSB report found that TETCO's pipeline operations met or exceeded federal safety regulations. The Company recorded a $5 million after-tax charge in 1994 for costs related to this incident that are not recoverable under the Company's insurance policies.

                 OTHER MATTERS. The U.S. Department of the Interior has announced its intention to seek additional royalties from gas producers as a result of payments received by such producers in connection with past take-or-pay settlements, and buyouts and buydowns of gas sales contracts with natural gas pipelines. The Company's pipelines, with respect to certain producer contract settlements, may be contractually required to reimburse or, in some instances, to indemnify producers against such royalty claims. If the Company's pipelines ultimately have to reimburse or indemnify the producers, the potential exists for some recovery from pipeline customers. The potential liability of the producers to the government and of the pipelines to the producers involves complex issues of law and fact which are likely to take a substantial period of time to resolve.

                 In connection with the sale of Petrolane Incorporated (Petrolane) in 1989, Texas Eastern Corporation (TEC), a subsidiary of PEC, agreed to indemnify Petrolane against certain liabilities. Petrolane was named in a suit filed by the city of Fresno, California (the City) seeking contribution from 22 parties for characterization and remediation costs related to the Fresno Sanitary Landfill (the Landfill). The City, under a mandate from the EPA, is obligated to characterize and remediate environmental contamination at the Landfill, which is on the National Priorities List. One of Petrolane's former subsidiaries is alleged to have disposed of hazardous substances at the Landfill. Since characterization of the Landfill has not been completed, the Company is unable at this time to estimate its share of cleanup costs or the timing of such costs.

                 The Company fully utilized its federal income tax net operating loss carryforward in 1993. The Company expects to generate sufficient future taxable income from operations to fully utilize deferred tax assets, net of valuation allowance, including the investment tax credit (ITC) carryforward. However, if needed, the Company could implement tax-planning strategies to accelerate approximately $140 million of taxable income prior to expiration of the ITC. The ITC accumulated as of December 31, 1994, which is expected to be fully utilized, will expire as follows: 1996-$9.3 million; 1997-$46.8 million; thereafter-$15.6 million.

                 The consolidated balance sheet includes in-kind balances as a result of differences in gas volumes received and delivered. At December 31, 1994 and 1993, other current assets and other current liabilities included $35 million and $11.5 million (1994) and $78.3 million and $72.8 million (1993), respectively, for these imbalances.

                 The Company believes the regulatory, environmental and legal issues discussed above will not have a material adverse effect on consolidated results of operations, financial position or liquidity. During 1995, cash requirements for operations are expected to be funded by cash from operations, debt issuances, periodic sales of trade receivables with limited recourse and/or available credit facilities.

         INVESTING CASH FLOW

                                                           Years Ended December 31
                                                   1994              1993               1992
         Millions                                               (as restated)       (as restated)
         ----------------------------------------------------------------------------------------
         Net Cash Flows Used in
           Investing Activities                   $584.0            $156.1              $338.4
         ----------------------------------------------------------------------------------------

                 Although capital expenditures have been increasing over the last three years, cash used in investing activities decreased in 1993 compared with 1994 and 1992 as a result of net proceeds received in 1993 of approximately $147 million from the sale of a partial interest in Northern Border and $40 million from the sale of the Wattenberg system, a non-contiguous natural gas supply system in Colorado.

                                    (GRAPH)

                 CAPITAL EXPENDITURES-1994. Capital expenditures totaled $555.3 million in 1994, compared with $366.8 million for 1993. TETCO and Algonquin customer-supported market expansion projects included a portion of the Integrated Transportation Program (ITP), TETCO's Flex-X and Algonquin's AFT-5 programs, all of which were placed in service in November 1994. Algonquin's Open Season program is scheduled to be placed in service in early 1995. Other market expansion expenditures included PEPL's project to provide firm transportation and storage services to Dayton Power & Light Company and Trunkline's project to provide firm transportation to the Memphis market. Capital expenditures also included the purchase of certain intrastate natural gas pipeline, storage and processing facilities in south Texas for more than $100 million.

                 CAPITAL EXPENDITURES-1995 AND BEYOND. The Company's 1995 capital expenditures are expected to approximate $500 million, with approximately 65% for the natural gas transmission segment and 35% for the market and supply services segment. Total market expansion projects are expected to approximate $300 million, or 60%, of the total 1995 capital budget.

                 Capital expenditures in 1995 for the natural gas transmission segment will include costs to place in service additional firm transportation for the Flex-X and ITP programs, both of which utilize all four of the Company's fully interconnected pipelines. Total market expansion projects for the natural gas transmission segment are expected to approximate $180 million, with remaining capital expenditures primarily related to further enhancement of the pipeline network's integrity and reliability.

                 Capital expenditures in 1995 for the market and supply services segment will include approximately $120 million for market expansion projects. These expenditures will include costs to complete the 1994 purchase of certain storage facilities and to construct additional facilities related to this purchase, enabling the Company to provide expanded services for natural gas producers and other customers in the Gulf Coast region.

                 The Company has submitted plans to the appropriate state and/or federal agencies in order to fully comply with the Clean Air Act Amendments of 1990 (the Amendments). While regulatory review of these plans is currently underway, the Company estimates that capital expenditures necessary to comply with the requirements of the Amendments and associated regulations are approximately $50 million. Approximately $10 million of the Company's 1994 capital expenditures related to these requirements, with an estimated $25 million to be spent in 1995. Management believes any expenditures necessary will be eligible for recovery in rates.

                 INVESTMENT PROJECTS. Liberty Pipeline Company (Liberty), in which a TETCO subsidiary owns a 30% interest, has postponed indefinitely the proposed $162 million Liberty pipeline as a result of two customers withdrawing from the project. TETCO's planned expansion to deliver natural gas to Liberty also has been postponed pending redefinition of the project.

                 A PEPL subsidiary formed a joint venture with a subsidiary of Western Gas Resources, Inc. that will provide gathering, processing and marketing services for natural gas producers. The companies will each contribute to the venture certain pipeline and gas processing facilities within Oklahoma, subject to FERC approval.

                 ASSET SALES. In 1990, the Internal Revenue Service (IRS) issued regulations which disallow for tax purposes losses incurred in the Company's 1989 sales of certain TEC assets. Consequently, the Company established a provision in 1990 for this and certain other issues, resulting in an increase in goodwill and the deferred income tax liability. During 1994, upon completion of the IRS field examination, the Company revised its estimate and reduced the related goodwill and deferred income tax liability by approximately $200 million. Investing cash flows for 1994 include the Company's $41 million payment with respect to prior year tax liabilities.

         FINANCING CASH FLOW

                                                           Years Ended December 31
                                                   1994              1993               1992
         Millions                                               (as restated)       (as restated)
         ----------------------------------------------------------------------------------------
         Net Cash Flows Provided by (Used in)
           Financing Activities                   $208.3           $(578.0)            $185.4
         ----------------------------------------------------------------------------------------

                 Cash flows provided by financing activities increased $786.3 million from 1993 to 1994. During 1993, significant debt retirements were made, including early redemption of $500 million of high-interest rate long-term debt and retirement of amounts outstanding under certain revolving credit agreements. Proceeds from the sale of the Wattenberg system, LNG settlement receivables and a partial interest in Northern Border, along with proceeds from the 1993 issuance of 10 million shares of common stock discussed below and other cash available, were used to retire this debt.

                 During 1994, the Company issued $340 million in long-term debt, excluding bank credit facility borrowings. Proceeds were used for general corporate purposes which included debt retirements and capital expenditures.

                 DEBT AND CREDIT FACILITIES. PEC entered into a new variable-rate, bank credit agreement, dated December 1, 1994, that permits PEC to borrow up to $600 million. TETCO and PEPL also entered into new variable-rate, bank credit agreements that permit these subsidiaries to borrow up to $200 million on a combined basis. The bank commitments under the credit agreements will terminate December 9, 1999. Also in December 1994, Associated canceled its $150 million bank credit agreement in connection with the PEC merger and retired the $83 million balance outstanding.

                                    (GRAPH)

                 COMMON STOCKHOLDERS' EQUITY. In 1993, PEC sold 10 million shares of common stock priced at $21.25 per share, resulting in net proceeds to the Company of $204.5 million, which was applied toward the early redemption of debt. In the determination of the amount of dividends to be paid to common stockholders, management and the board of directors regularly review, among other factors, the Company's projected operating results, cash flows and financial position. The board of directors increased the quarterly dividend from $0.20 to $0.21 effective with the 1994 first quarter. Under the most restrictive covenants contained in the Company's debt agreements, $727.5 million of PEC's consolidated common stockholders' equity was available for the payment of dividends at December 31, 1994.

                 FINANCING REQUIREMENTS. Dividends and debt repayments for the next year, along with operating and investing requirements, are expected to be funded by cash from operations, debt issuances and/or available credit facilities. As of the date of this report, PEC, TETCO and PEPL each have effective shelf registration statements with the Securities and Exchange Commission for the issuance of $100 million of unsecured debt securities.

                                                        APPENDIX TO EXHIBIT 99.1

                PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES
                  Descriptions of Graphics Contained Within
                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

Located on page 1, a bar chart titled "Market and Supply Services Operating Income" depicts 1994 operating income of $30 million excluding Associated Natural Gas Corporation (Associated) and $75 million including Associated. The following caption appears below the chart: "The market and supply services segment's 1994 operating income rose significantly with the Associated merger."

Located on page 2, a bar chart titled "Natural Gas Transmission Operating Income as a Percentage of Revenues" depicts percentages of 21%, 27% and 31% for the years 1992, 1993 and 1994, respectively. The title of the chart is referenced to the following footnote: "Excludes nonrecurring revenues of $19.9 million in 1992 and a special charge of $100 million in 1993." The following caption appears below the chart: "Natural gas transmission segment operating income continues to grow despite declining revenue from the elimination of merchant services."

Located on page 4, a bar chart titled "Market and Supply Services Revenues" depicts operating revenues of $1,647 million, $2,452 million and $2,953 million for the years 1992, 1993 and 1994, respectively. The following caption appears below the chart: "Increasing volumes, primarily related to marketing activities, have contributed to significant revenue growth."

Located on page 6, a bar chart titled "Interest Expense" depicts interest expense for the years 1992, 1993 and 1994. Each bar contains two sections, representing interest expense on Long-term and Other as follows: $281 million and $26 million (1992); $252 million and $31 million (1993); and $218 million and $27 million (1994), respectively. The following caption appears below the chart: "Reduced levels of debt and lower interest rates have strengthened financial position and decreased interest costs."

Also located on page 6, a line chart titled "Natural Gas Transmission
Quarterly Operating Income" depicts operating income for 1994, 1993 and 1992. Each year is a continuous line plotted by quarter. Operating income for the first, second, third and fourth quarters was as follows: $140 million, $126 million, $126 million and $137 million (1994); $173 million, $109 million, $104 million and $130 million (1993); and $172 million, $80 million, $72 million and $139 million (1992), respectively. The title of the chart is referenced to the following footnote: "Excludes nonrecurring earnings of $19.9 million and a special charge of $100 million in the fourth quarter of 1992 and 1993, respectively." The following caption appears below the chart: "Historical first- and fourth-quarter seasonal variances for the natural gas transmission segment have diminished under the SFV rate design required by Order 636."

Located on page 8, a bar chart titled "Capital Expenditures" depicts capital expenditures for the years 1992, 1993 and 1994 and for the 1995 budget. Each bar contains sections representing the Natural Gas Transmission segment, the Market and Supply Services segment and Other. The sections of the bars are proportioned, in the order previously described, as follows: $261 million, $95 million and $0 million (1992); $292 million, $72 million and $3 million (1993); $301 million, $251 million and $3 million (1994); and $315 million, $174 million and $11 million (1995 Budget), respectively. The following caption appears below the chart: "Acquired and expanded Gulf Coast facilities have significantly increased market and supply services' expenditures."

Located on page 9, a bar chart titled "Capitalization" depicts capitalization as of December 31, 1992, 1993 and 1994. Each bar contains two sections representing Debt and Equity as follows: $2,853 million and $1,557 million
(1992); $2,171 million and $1,879 million (1993); and $2,368 million and $2,035 million (1994), respectively. The following caption appears below the chart:
"Equity as a percentage of capitalization remained at 46% at the end of 1994."